UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2014

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174607	68-0681552
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

No. 30 N. Zhongshan Road, Floor 40, Gulou District, Nanjing
Jiangsu Province, P.R.C. 210008
Tel: 011-86-18652999667
(Address and telephone number of principal executive offices)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 31, 2014, Suqun Lin, resigned from his position as Treasurer of Joymain International Development Group Inc., a Neveda corporation (the “Company”, “we” or “our” ). Mr. Lin, still serving as sole director, President and Secretary of the Company, appointed, in his capacity as the sole director, Chengjie He as Treasurer and Chief Financial Officer of the Company, effective April 1, 2014. In addition, Mr. Lin appointed Jian Shao as Chief Business Development Officer of the Company.

Each of the newly appointed executive officers’ biography is as below:

Jian Shao – Age 46

Since July 2009, Mr. Shao has been the Vice President of Marketing of Nanjing Joymain Science and Technology Development Co., Ltd. (“Nanjing Joymain”). a company that specializes in research and development, production and marketing of high-tech health care products. Mr. Xijian Zhou, our major stockholder, is also a board member of Nanjing Joymain. As Vice President of Marketing, Mr. Shao is responsible for developing marketing strategies, product promotions and sales incentive programs as well as developing new products for launching in the People’s Republic of China (“PRC”). From June 2008 to July 2009, Mr. Shao was the Marketing Director for Shaklee (China) Co. Ltd. a multi-level marketing company in China, responsible for designing and implementing marketing programs for nutrition products and household and personal care products. From August 2007 to May 2008, Mr. Shao was the CEO of Omnlife China Ltd., a multi-level marketing company in Hefei, Anhui, China. From November 2004 to August 2007, Mr. Shao was the Marketing Director of Pharmanex at NuSkin (China) Daily Health Products Co., Ltd. responsible for health food market programs; he launched Pharmanex products in 2005 and developed product pipelines for the China market. From 1996 to 2004, Mr. Shao was the Associate Product Manager of Pfizer Pharmaceutical Ltd. responsible for Zithromax, an antibiotic medicine, in China. From 1992 to 1995, Mr. Shao was a physician at Huashan Hospital.

Mr. Shao graduated from Shanghai Medical University with a Master’s degree in Clinical Medicine.

Chengjie He – Age 28

Mr. He has been the Executive Assistant to CEO of Nanjing Joymain, a company that specializes in research and development, production and marking of high-tech health care products, since March 2013. Mr. Xijian Zhou, our major stockholder, is also the a board member of Nanjing Joymain. As Executive Assistant to CEO, Mr. He serves as liaison to the Board of Directors and the senior management team of Nanjing Joymain and completes a board variety of administrative tasks for the Company. He also manages special overseas investment projects for the Company and monitors various financial reports. From February 2011 to January 2013, Mr. He was the Executive Assistant to the General Manager of United Industry (Asia) Co. Ltd. (“United Industry”), a global household appliance parts supply company. He was responsible for follow-up activities related to United Industry’s investment projects in Jiangsu, China area and participated in the project negotiations and relationship management with the local government. He also monitored four subsidiaries’ cash flows and administrative activities for United Industry. From February 2010 to January 2011, Mr. He was Assistant to Chairman of Nanjing Gianda Construction Investment Group, a construction and real estate investment company, responsible for planning and coordinating the Chairman’s daily schedule. He was also assigned to co-manage the financial department and co-monitor cash flow on various construction projects with the CFO. From June 2006 to January 2008, Mr. He was the Import and Export assistant at Taizhou Kim-top Electromechanical Ltd. responsible for customer communication and trade relationship management.

Mr. He holds a Master of Business Administration degree from Vancouver Island University and a Bachelor’s degree in Chinese literature from Suzhou University.

There is no family relationship between Mr. He, Mr. Shao or Mr. Lin.

Each of Mr. Shao and Mr. He will receive salary in cash at $9,000 per year from April 1, 2014, payable per quarter for which there is no written contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.

/s/ Suqun Lin
Suqun Lin
President

Date: April 3, 2014